UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   PARKER, PATRICK S.
   17325 EUCLID AVENUE
   CLEVELAND, OH  44112
   USA
2. Issuer Name and Ticker or Trading Symbol
   PARKER-HANNIFIN CORPORATION
   PH
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   December, 1996
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
   CHAIRMAN OF THE BOARD
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common stock               |      |    | |                  |   |           |122,243.4041(1)    |I     |(1)                        |
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Common stock               |12/02/|S   | |3,700             |D  |$40.125    |453,956            |D     |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
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Common stock               |12/02/|S   | |16,300            |D  |$40.00     |453,956            |D     |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
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Common stock               |12/03/|S   | |17,900            |D  |$40.50     |453,956            |D     |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
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Common stock               |12/03/|S   | |18,000            |D  |$40.375    |453,956            |D     |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
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Common stock               |12/03/|S   | |1,000             |D  |$40.75     |453,956            |D     |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
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Common                     |12/03/|S   | |1,100             |D  |$41.00     |453,956            |D     |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
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Common                     |12/03/|S   | |2,000             |D  |$40.625    |453,956            |D     |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
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Common                     |12/04/|S   | |1,500             |D  |$40.50     |453,956            |D     |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
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Common                     |12/04/|S   | |18,500            |D  |$40.375    |453,956            |D     |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
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Common                     |12/06/|S   | |500               |D  |$41.125    |453,956            |D     |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
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Common                     |12/06/|S   | |19,500            |D  |$41.00     |453,956            |D     |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Parker-Hannifin Corporation Retirement Savings Plan, as of June 30, 1996, the most recent date for which information is available.
SIGNATURE OF REPORTING PERSON
Thomas L. Meyer, Attorney-in-Fact
DATE
January 10, 1996